Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 2 TO
CREDIT AGREEMENT

AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of April 7, 2009 (this “Amendment”), by and among GRAMERCY WAREHOUSE FUNDING I LLC, a Delaware limited liability company (together with its successors and permitted assigns, “GWF-I”), as a borrower, GKK TRADING WAREHOUSE I LLC, a Delaware limited liability company (together with its successors and permitted assigns, “GKK Trading” and together with GWF-I, the “Borrowers”), as a borrower, GRAMERCY CAPITAL CORP., a Maryland corporation (together with its successors and permitted assigns, “Gramercy Capital”), as a guarantor, GKK CAPITAL LP, a Delaware limited partnership (together with its successors and permitted assigns, “GKK Capital”), as a guarantor, GRAMERCY INVESTMENT TRUST, a Maryland real estate investment trust (together with its successors and permitted assigns, “Gramercy REIT”), as a guarantor, GKK TRADING CORP., a Delaware corporation (together with its successors and permitted assigns, “GTC” and collectively with Gramercy Capital, GKK Capital and Gramercy REIT, the “Guarantors”), as a guarantor, the other entities from time to time party to the Credit Agreement as Borrowers or Guarantors, the several banks and other financial institutions as are, or may from time to time become parties to the Credit Agreement (each, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”), as lenders and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders under the Credit Agreement (in such capacity, the “Administrative Agent”), amends that certain Credit Agreement, dated as of July 22, 2008, as previously amended pursuant to Amendment No. 1 to Credit Agreement dated as of August 6, 2008 between and among each of the parties to this Amendment (the “Credit Agreement”), by and among the Borrowers, the Guarantors, the Administrative Agent and the other parties named therein or referred to thereby.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

RECITALS

Borrowers and Guarantors have requested that Administrative Agent amend the Credit Agreement and the Guarantee Agreement in the manner set forth in this Amendment.

Therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Guarantors and the Administrative Agent hereby agree as follows:

SECTION 1.  New Defined Terms.  The following, new defined terms are hereby added to Section 1.1 of the Credit Agreement:

“100 Church M-1” shall mean that certain senior mezzanine loan evidenced by the Promissory Note (Senior Mezzanine), dated as of August 9, 2007, made by 100 Church Mezzanine LLC, a Delaware limited liability company, in favor of Wachovia Bank, National

Association, a national banking association, in the original principal amount of $30,000,000.

“100 Church M-2” shall mean shall mean that certain senior mezzanine loan evidenced by the Promissory Note (Intermediate Mezzanine), dated as of August 9, 2007, made by 100 Church Member LLC, a Delaware limited liability company, in favor of Wachovia Bank, National Association, a national banking association, in the original principal amount of $30,000,000.

“2 Herald Mezz” shall mean GKK 2 Herald Mezz LLC, a Delaware limited liability company.

“450 West 33rd” has the meaning set forth in the Fee and Pricing Letter.

“885 Third Mezz” shall mean GKK 885 Third Mezz LLC, a Delaware limited liability company.

“Additional Cash Collateral” shall mean cash in an amount equal to $13,000,000 delivered by the Borrowers to the Administrative Agent to be used solely to collateralize the L/C Obligations arising with respect to the Mortgage Obligation LCs.

“CDO LC” shall mean the Administrative Agent’s Clean, Irrevocable Standby Letter of Credit Number SM226417W, issued on June 22, 2007 for the benefit of GKK Capital as applicant and naming GFW-1 and Gramercy Warehouse Funding II as beneficiaries.

“CDO LC Guarantee – 885 Third Mezz” shall mean a guarantee, made solely by 885 Third Mezz, solely of the L/C Obligations arising with respect to the CDO LC, such guarantee to be in form acceptable to the Administrative Agent.

“CDO LC Guarantee – 2 Herald Mezz” shall mean a guarantee, made solely by 2 Herald Mezz, solely of the L/C Obligations arising with respect to the CDO LC, such guarantee to be in form acceptable to the Administrative Agent.

“Guarantee Release Event - 2 Herald Mezz” shall mean the first date upon which the sum of (i) the amount of reduction in the face amount of the CDO LC plus (ii) cash received by the Administrative Agent to collateralize the L/C Obligations arising with respect to the CDO LC, shall equal or exceed, in the aggregate, $20,000,000.

“Guarantee Release Event” shall mean the first date upon which the sum of (i) the amount of reduction in the face amount of the CDO LC plus (ii) the proceeds of the sale of 450 West 33rd received by the Administrative Agent for application in accordance with this Agreement plus (iii) cash received by the Administrative Agent to collateralize the L/C Obligations arising with respect to the CDO LC, shall equal or exceed, in the aggregate, $23,000,000 including, without limitation, all cash received pursuant to Section 5.30.

“JER Longhouse” has the meaning set forth in the Fee and Pricing Letter.

“Mortgage Obligation LCs” shall mean each of (i) the Administrative Agent’s Clean, Irrevocable Standby Letter of Credit Number SM226838W, issued on July 7, 2007 for the benefit of Gramercy Capital as applicant, and naming Goldman Sachs Mortgage Company as beneficiary, (ii) the Administrative Agent’s Irrevocable Standby Letter of Credit Number SM226658W, issued on July 6, 2007 for the benefit of Gramercy Capital as applicant, and naming Goldman Sachs Mortgage Company as beneficiary, and (iii) the Administrative Agent’s Clean, Irrevocable Standby Letter of Credit Number SM225127W, issued on April 2, 2007 for the benefit of Gramercy Capital as applicant, and naming Goldman Sachs Mortgage Company as beneficiary.

“Net Interest Margin” shall mean, with respect to any period, (i) the aggregate amount of interest payments made or otherwise received on the Specified Assets (including default interest payable thereunder) minus (ii) the aggregate amount of interest payable on the Loans and any amounts (other than breakage costs and termination payment amounts) payable to an Affiliated Hedge Counterparty under any Interest Rate Protection Agreement, in each case during such period.

“Second Amendment” shall mean Amendment No. 2 to this Agreement, dated as of April 6, 2009.

“Specified Assets” shall mean JER Longhouse, 1199 F Street, 100 Church M-1, 100 Church M-2, 450 West 33rd and Stuyvesant Interest.

“Stuyvesant Interest” shall mean forty percent (40%) of the one hundred percent (100%) interest in the Gramercy Participation (as such term is defined in that certain Participation Agreement dated as of December 20, 2006 (as the same may be amended, restated, renewed, supplemented or otherwise modified, the “Participation

Agreement”), between GFW-1 and SLG Cooper Stuy Funding, LLC, a Delaware limited liability company, with respect to that certain loan in the original principal amount of $200,000,000, evidenced by that certain Amended and Restated Promissory Note dated as of February 16, 2007, made by PCV ST Mezz 11 LP, a Delaware limited liability partnership and ST Mezz 11 LP, a Delaware limited partnership, as maker, in favor of GFW-1, as payee.

SECTION 2.  Amendments to Defined Terms.  Each of the following definitions is hereby amended and restated in its entirety to read as follows:

“Change of Control” shall mean the occurrence of any of the following events: (a) a majority of the seats (other than vacant seats) on the board of directors of Parent shall at any time be occupied by persons who were neither (i) nominated by the board of directors of Parent, nor (ii) appointed by directors so nominated or (b) Parent shall cease to own and control, directly or indirectly, 100% of each class of outstanding Capital Stock of each Borrower or (c) any other event, if such other event (A) would constitute a Change of Control-Former Definition and (B) (1)causes a violation of Sections 3.26, 3.27 or 3.28 of the Credit Agreement or (2) occurs without compliance by the Credit Parties with the reasonable requests of the Administrative Agent or any Lender as necessary to permit the Administrative Agent or a Lender to comply with any “know-your-customer” regulations or similar Requirements of Law.  As used for purposes of clause (c) of this definition, “Change of Control-Former Definition” means “Change of Control” as defined in the Credit Agreement as in effect prior to the Amendment Effective Date.

“Maturity Date” shall mean March 31, 2011.

“Revolver Commitment Period” shall mean the period from and including the Closing Date to and including March 29, 2009.

SECTION 3.  Certain Prepayments; Extension of Maturity Date.  Sections 2.4 and 2.7(b) of the Credit Agreement are each hereby deleted in their entirety and the term “[reserved]” is inserted in their place.

SECTION 4.  Distributions from Collection Account.  Section 2.10(a)(ii) is hereby amended by:

(a) deleting the text of clause FOURTH thereof in its entirety and inserting the term “[reserved.]” in its place; and

(b) inserting a new clause “SEVENTH PRIME” as set forth immediately below and deleting the term “and” at the end of the existing clause “SEVENTH”:

SEVENTH PRIME, to the extent of funds then remaining available therefor after giving effect to the foregoing clauses, an amount equal to the sum of (i) (100% of the principal payments made on the Specified Assets, 100% of all other fees and payments of any kind, excluding default interest and including 60% of the Net Interest Margin for the period ending on the relevant Payment Date; minus (ii) any such amounts previously applied pursuant to clause FIFTH above, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the Lenders to prepay principal amounts of Loans under this Agreement allocated to the Specified Assets ratably (excluding 1199 F Street from such allocation until the principal amount relating to all other Loans has been paid in full, and then making such allocation entirely to 1199 F Street), and thereafter make a corresponding reduction to the related Allocated Term Loan Amounts (and, solely to the extent of amounts available pursuant to this clause, such principal amounts shall be deemed to be then due and payable); and

SECTION 5.  Financial Statements.  Section 5.1(a) is hereby amended to change the phrase “thirty (30) days” to “forty-five (45) days.”

SECTION 6.  Liens.  Section 6.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.2  Liens.  The Credit Parties shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume, suffer or permit to exist any Lien on all or any portion of the Collateral, other than Permitted Liens, whether now existing or hereafter transferred hereunder, or any interest therein.  Immediately upon notice to any Credit Party of a Lien or any circumstance which, if adversely determined would be reasonably likely to give rise to a Lien (other than in favor of the Administrative Agent or created by or through the Administrative Agent), on all or any portion of the Collateral, the Borrowers shall notify the Administrative Agent and the Borrowers shall further defend the Collateral against, and will take such other action as is necessary to remove, any Lien or claim on or to the Collateral (other than any Permitted Liens created under this Agreement and the Credit Documents), and the Borrowers shall defend the right, title and interest of the Credit Parties in and to any of the Collateral against the claims and demands of all Persons whomsoever.  Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of the Collateral in violation of this Section, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such Collateral in favor of the Administrative Agent for the ratable benefit of the Lenders and the Affiliated Hedge Counterparty to the extent such Lien has not already been granted to the Administrative Agent.

SECTION 7.  Financial Covenants.  Section 5.9 of the Credit Agreement is hereby deleted in its entirety and the term “[reserved]” is inserted in its place.  The parties hereto agree that the foregoing deletion at Section 5.9 shall be effective as of March 31, 2009.

SECTION 8.  Nature of Business.  Section 6.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.3.  Nature of Business.  No Credit Party will, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date; provided that the business conducted as of the Closing Date shall be deemed to include management and investment management of real estate-related assets and properties, servicing and related activities in connection with real estate-related assets and properties and investment in real estate-related securities including through joint ventures.  The Borrowers shall not engage in any activity other than activities specifically permitted by this Agreement, including, but not limited to, investment in mortgage loans, mezzanine loans, participations and other real estate related assets and the purchasing, financing and holding of commercial mortgage-backed securities, collateralized debt obligation securities and activities incident thereto.

SECTION 9.  Corporate Changes; Material Contracts.  Section 6.8 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.8  Corporate Changes; Material Contracts.  No Credit Party will, nor will it permit any Subsidiaries of Borrowers to, (a) change its fiscal year, (b) amend, modify or change its Authority Documents in any respect that is materially adverse to the interests of the Lenders without the prior written consent of the Administrative Agent; provided that no Credit Party shall (i) except to the extent permitted under this Agreement, alter its legal existence, identity or corporate structure or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or organization, (iii) change its registered legal name or (iv) change its organizational identification number, without providing thirty (30) days prior written notice to the Administrative Agent and without having first taken all action required by the Administrative Agent for the purpose of perfecting or protecting the liens and security interests of the Administrative Agent and the Lenders established hereunder, (c) amend, modify, cancel or terminate other than on its terms or fail to renew or extend at the Credit Party’s or the Subsidiary of a Borrower’s option or permit the amendment, modification, cancellation or termination other than on its terms of any of the Material Contracts other than the Management Contract in any respect materially adverse to the interests of the Lenders without first providing at least three (3) Business Days prior written notice thereof, together with a reasonably detailed written summary of the substance thereof and a signed and properly completed Compliance Certificate, (d) change its state of incorporation, organization or formation without the consent of the Administrative Agent or have more than one state of incorporation, organization or formation or (e) change its accounting method (except in accordance with GAAP) in any manner adverse to the interests of the Lenders without the prior written consent of the Required Lenders.

SECTION 10.  Limitation on Restricted Actions.  Section 6.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.9  Limitation on Restricted Actions.  The Borrowers will not, nor will Borrowers permit any Subsidiaries of Borrowers to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any Lien or restriction on the ability of a Borrower to (a) other than dividends to the Guarantors by direct or indirect Subsidiaries of the Guarantors, pay dividends or make any other distributions to any Credit Party on its Equity Interest, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) other than in connection with Permitted Investments or Permitted Indebtedness, make loans or advances to any Credit Party, or (d) sell, lease or transfer any of its Properties to any Credit Party except, in each case, pursuant to the Credit Documents.

SECTION 11.  Certain Affirmative Covenants.  Each of Section 6.7 and Section 6.12 of the Credit Agreement is hereby deleted in its entirety and the term “[reserved]” is inserted in its place.

SECTION 12.  REIT Status.  Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.10  Restricted Payments.  No Credit Party shall declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of any Credit Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Credit Party, except, so long as no Default or Event of Default shall have occurred and be continuing, a Credit Party may make such payments (A) solely to the extent necessary to preserve the status of the Parent as a REIT, or (B) by way of redemption or repurchase, in connection with the internalization of management, of equity interests issued by GKK Capital, so long as the total amount so paid to SLG or any of its Affiliates in connection with such internalization does not exceed the $3,000,000, whether in cash or property, that is permitted to be paid under Section 13 of the Second Amendment, and so long as such internalization otherwise complies with the requirements of Section 13 of the Second Amendment.

SECTION 13.  Consent to Management Internalization.  Each of Section 6.22, 6.23, 7.1(d) and 7.1(aa) of the Credit Agreement is hereby deleted in its entirety and the term “[reserved]” is inserted in its place, but only if the internalization of management by the Parent is implemented in a manner that does not (i) have a Material Adverse Effect, (ii) involve a total payment, distribution or other transfer of cash or property in excess of $3,000,000 to SLG or any of its Affiliates, whether in cash or property, and (iii) involve the issuance of debt or equity securities of any kind to SLG or any of its Affiliates.

SECTION 14.  CDO LC.  The following, new Section 5.29 is hereby added to the Credit Agreement:

Section 5.29  CDO LC.  Each of the Credit Parties shall use its reasonable best efforts to cause the CDO LC or any portion thereof not to be drawn; provided that no Credit Party shall be required to violate or cause any other Person to violate the servicing standards contained in any agreement or instrument relevant to an underlying asset.

SECTION 15.  Cash Flow From 885 Third Mezz and 2 Herald Mezz.  The following, new Section 5.30 is hereby added to the Credit Agreement:

Section 5.30  Cash Flow From 885 Third Mezz and 2 Herald Mezz.

(a)  885 Third Mezz.  Until such time as the Guarantee Release Event shall have occurred, each Credit Party shall take all steps necessary to cause any and all payments, property or proceeds of any kind received by 885 Third Mezz, and any and all amounts that would otherwise be distributed to or by 885 Third Mezz from or to any Person, to be promptly delivered to the Administrative Agent, which shall hold all such income, proceeds and amounts as additional cash collateral solely for the L/C Obligations arising with respect to the CDO LC.

(b)  2 Herald Mezz.  Until such time as the Guarantee Release Event – 2 Herald Mezz shall have occurred, each Credit Party shall take all steps necessary to cause any and all payments, property or proceeds of any kind received by 2 Herald Mezz, and any and all amounts that would otherwise be distributed to or by 2 Herald Mezz from or to any Person, to be promptly delivered to the Administrative Agent, which shall hold all such income, proceeds and amounts as additional cash collateral solely for the L/C Obligations arising with respect to the CDO LC.

(c)  Payments.  All payments made under this Section 5.30 shall be deposited into an additional collateral account to be maintained by, and under the sole dominion and control of, the Administrative Agent and shall be held by the Administrative Agent as collateral security solely for the L/C Obligations arising with respect to the CDO LC.  Under no circumstances shall the Administrative Agent or any Lender have recourse to such additional collateral for any other Obligation.

SECTION 16.  Default Provisions.

(a) Each of Section 7.1(e), Section 7.1(f) and Section 7.1(s) of the Credit Agreement is hereby deleted and the term “[reserved.]” is inserted in its place.

(b) Section 7.1(y) is hereby amended and restated in its entirety to read as follows:

(y) Liens.  Any Credit Party shall grant, or suffer to exist, any Lien on any Mortgage Asset (except any Lien in favor of the Administrative Agent for the benefit of the Lenders); or the Mortgage Assets shall not have been pledged to the Administrative Agent for the benefit of the Lenders, or the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Mortgage Asset in favor of the Administrative Agent for the benefit of the Lenders (other than by result of any action or inaction by the Administrative Agent) or shall be Liens in favor of any Person other than the Administrative Agent for the benefit of the Lenders; or, (A) until such time as the Guarantee Release Event shall have occurred, any Credit Party shall create, grant or suffer to exist any Lien on any of the assets of 885 Third Mezz, whether tangible or intangible, or real or personal property and (B)  until such time as the Guarantee Release Event – 2 Herald Mezz shall have occurred, any Credit Party shall create, grant or suffer to exist any Lien on any of the assets of 2 Herald Mezz, whether tangible or intangible, or real or personal property.

(c) Section 7.1(n) is hereby amended and restated in its entirety to read as follows:

(n) Material Adverse Effect.  Excluding any event or occurrence arising prior to March 31, 2009, there shall exist any event or occurrence that has caused a Material Adverse Effect which, if it relates to any Credit Party other than a Borrower, shall remain uncured for a period of at least ten (10) Business Days; or

SECTION 17.  Limitations on Certain Remedies.  The following, new Section 7.3 is hereby added to the Credit Agreement:

Section 7.3  With respect to any asserted violation or breach of any of the representations, warranties, covenants or default provisions under the Credit Agreement occurring prior to the Amendment Effective Date with respect to the matters identified on Schedule 2(d) of the Guarantee Agreement, the Administrative Agent agrees that the sole remedies for all such asserted violations and breaches are (i) the rights against the Borrowers in connection with the indemnities set forth in Section 10.5 of the Credit Agreement and (ii) the rights against the Guarantors as set forth in Section 2(d) of the Guarantee Agreement, as amended.

SECTION 18.  The following, new Section 2.18 is hereby added to the Credit Agreement:

Section 2.18  Notwithstanding any other provision of this Agreement or the other Credit Documents to the contrary:

(a)           CDO LC; Guarantee Release Events.  (i)  The Borrowers shall, subject to compliance with all applicable Contractual Obligations, use their reasonable best efforts to reduce the face amount of the CDO LC; provided that no Credit Party shall be required to violate or cause any other Person to violate the servicing standards contained in any agreement or instrument relevant to an underlying asset..

(ii)  If the Guarantee Release Event occurs on or before the date that is 120 days after the effectiveness of the Second Amendment, the CDO LC Guarantee — 885 Third Mezz shall automatically terminate and shall thereafter have no force or effect.

(iii)  If the Guarantee Release Event — 2 Herald Mezz occurs, the CDO LC Guarantee — 2 Herald Mezz shall automatically terminate and shall thereafter have no force or effect.

(b)           Certain Sales.

(i)            450 West 33rd.  The Borrowers shall, subject to compliance with all applicable Contractual Obligations, use their reasonable best efforts to sell (or negotiate a payoff or prepayment in full with the related Obligor) 450 West 33rd on or before the date that is 120 days after the effectiveness of the Second Amendment.  The Administrative Agent shall, in connection with any such sale, payoff or prepayment, release all Liens on such asset so long as (A) either (I) the net sale, payoff or prepayment proceeds (net only of reasonable and actual third-party expenses that are approved by the Administrative Agent in its reasonable discretion) are equal to or greater than the Allocated Term Loan Amount for such asset, or (II) the Administrative Agent has consented to such sale, payoff or prepayment and (B) the Administrative Agent receives such net sale proceeds or other payments.

(ii)           100 Church M-1, 100 Church M-2, JER Longhouse and Stuyvesant Interest.  The Borrowers shall, subject to compliance with all applicable Contractual Obligations, use their best efforts to sell (or negotiate a payoff or prepayment in full with the related Obligor) 100 Church M-1, 100 Church M-2, JER Longhouse and Stuyvesant Interest.  If the Borrowers have not sold or received a payoff or prepayment in full of either 100 Church M-1 and 100 Church M-2 or JER Longhouse on or before September 30, 2009 and the other of such assets on or before March 31, 2010, and/or have not sold or received a payoff or prepayment in full of the Stuyvesant Interest and/or 450 West 33rd on or before September 30, 2010, the Administrative Agent shall have, for each such unsold asset, all of the rights set forth in Section 2.18(e).  The Administrative Agent shall, in connection with any such sale, payment or prepayment, release all Liens on the relevant asset so long as (A) either (I) the net sale, payoff or prepayment proceeds (net only of reasonable and actual third-party expenses that are approved by the Administrative Agent in its reasonable discretion) are equal to or greater than the Allocated Term Loan Amount for the relevant asset or (II) the Administrative Agent has consented to such sale, payoff or prepayment and (B) the Administrative Agent receives such net sale proceeds or other payments.

(iii)          1199 F Street.  The Borrowers may, in their sole discretion, sell (or negotiate a payoff or prepayment in full with the related Obligor) 1199 F Street so long as  the net proceeds are equal to or greater than the Allocated Term Loan Amount for such asset (which shall be deemed for all purposes to be $11,000,000, subject to adjustment in accordance with this Agreement).  The Administrative Agent shall, in connection with any such sale, payoff or prepayment, release all Liens on such asset so long as either (I) the Administrative Agent receives the Allocated Term Loan Amount for such asset, or (II) the Administrative Agent has consented to such sale and the Administrative Agent receives such net proceeds or other payments.

(iv)          Application of Proceeds.  Notwithstanding any provision to the contrary contained in Section 2.10(a)(ii) of the Credit Agreement, amounts received by the Administrative Agent in connection with sales contemplated by clauses (i), (ii) and (iii) above shall, up to the Allocated Term Loan Amount for any asset, be applied by the Administrative Agent to repay Loans attributable to the relevant asset and to reduce the Allocated Term Loan Amount for the relevant asset.  If the amount received by the Administrative Agent is less than the Allocated Term Loan Amount for the relevant asset, the amount of the shortfall shall be added to the Allocated Term Loan Amount of the properties referred to in clauses (i) and (ii) above ratably based on the Allocated Term Loan Amounts of all such assets.  If the amount received by the Administrative Agent is greater than the Allocated Term Loan Amount for the relevant asset, the excess shall be applied in the following order:

(A)          to repay Loans attributable to, and reduce the Allocated Term Loan Amount of, the properties referred to in clauses (i) and (ii) above ratably in accordance with the Allocated Term Loan Amount of such properties until all such Loans have been repaid and all such Allocated Term Loan Amounts have been reduced to zero;

(B)           to collateralize the L/C Obligations ratably in accordance with the outstanding face amount of the Letters of Credit until all L/C Obligations have been fully collateralized;

(C)           to repay Loans attributable to, and reduce the Allocated Term Loan Amount of, 1199 F Street until all such Loans have been repaid and all such Allocated Term Loan Amounts have been reduced to zero

(D)          to pay any amounts due and payable, and satisfy any collateral delivery requirements owing, to any Affiliated Hedge Counterparty, under any outstanding Interest Rate Protection Agreement;

(E)           to fully and completely repay any other Obligations then due and payable by any Credit Party to the Administrative Agent or any Lender; and

(F)           so long as no Default or Event of Default has occurred and is continuing, the remainder shall be paid to and may be retained by the Borrowers.

(c)           Limitation on Liability.  (i) Following the sale of any asset in accordance with this section, none of the Credit Parties shall have liability for, and no recourse shall be had to any Credit Party with respect to, Loans attributable to such asset, except to the extent of proceeds of sale of other properties as set forth in clause (b)(iv) above; (ii) in no case shall the Administrative Agent or the Lenders have recourse to 1199 F Street or any sale or foreclosure proceeds thereof or to any Credit Party in respect of 1199 F Street except in each case to the extent of the Allocated Term Loan Amount with respect to 1199 F Street; and (iii) in no event shall the sale of any asset for the minimum required amounts under this section constitute an Event of Default so long as the Administrative Agent has approved the related sale in advance and so long as the proceeds of each such sale (and the related deficiency) are applied (and re-allocated) in the manner set forth in this section.

(d)           Additional Cash Collateral.  The Additional Cash Collateral shall be deposited into an additional collateral account to be maintained by, and under the sole dominion and control of, the Administrative Agent and shall be held by the Administrative Agent as collateral security solely for the L/C Obligations arising with respect to the Mortgage Obligation LCs.  The Administrative Agent shall, upon request of the Borrowers, release from such account amounts to satisfy, on a dollar for dollar basis, amounts then due and payable pursuant to the agreements for which the Mortgage Obligation LCs were issued; provided that any such amounts shall only be released to the relevant obligor (and not to the Borrowers) (i) upon presentation of reasonable evidence that the relevant amounts are then due and payable and (ii) if reasonable notice and wiring instructions to the appropriate third party accounts have been provided to the Administrative Agent.  Upon the expiration, termination or cancellation of the Mortgage Obligation LCs, in whole or in part, the Administrative Agent shall promptly release any then-remaining amount of Additional Cash Collateral to the Borrowers.

(e)           The Administrative Agent shall have each of the rights set forth below, which the Administrative Agent can either exercise or refrain from exercising, as determined in its sole and absolute discretion, if either (i) the Administrative Agent determines, in its reasonable discretion, that the Borrowers have failed to continuously engage in the marketing efforts required in subsections (b)(i) or (ii) of this Section 2.18 and has previously provided the Borrowers with at least ten (10) days prior written notice and opportunity to cure such failure, and the Borrowers have failed to do so within such 10-day period to the Administrative Agent’s satisfaction in its reasonable discretion, or (ii) the Borrowers have failed to sell an asset or assets in accordance with subsections (b)(i) or (ii) of this Section 2.18 prior to the deadlines specified therein unless, prior to such deadlines, the Borrowers pay to the Administrative Agent an amount equal to the Allocated Term Loan Amount for such asset, with each such payment to be applied by the Administrative Agent in accordance with clause (iv) above:

(i)            the exclusive right to engage in marketing activities either directly or by hiring and or replacing contractors, in each case, as are acceptable to the Administrative Agent in its sole and absolute discretion; it being understood and agreed that if the Administrative Agent exercises such right, the Credit Parties have no further marketing obligation;

(ii)           the right to be actively involved in all future related sales and marketing activities which may be conducted by or on behalf of the Borrowers; and/or

(iii)          the right to require the Borrowers to accept any subsequently arising purchase offers thereafter received in connection with the ongoing efforts to sell any or all of the relevant properties, and to sell all such relevant properties pursuant to the terms of each such subsequently accepted offer.

In connection with the marketing efforts described in Section 2.18, the Borrowers and the Guarantors shall, on a weekly basis provide the Administrative Agent with detailed written reports describing all such efforts, and shall discuss all such efforts and strategies with the Administrative Agent on a regular basis in an effort to maximize their efficiency.

In connection with any conveyance of an asset pursuant to an offer that the Borrowers have been required by the Administrative Agent to accept, the Borrowers shall only be required in connection with such a conveyance to convey such asset on an “AS IS” basis and without representation or warranty except for a representation or warranty that such asset is, immediately prior to such conveyance, beneficially owned by the Borrowers and not encumbered by a Lien created by the Borrowers.

SECTION 19.  Amendment to Fee and Pricing Letter.  (a)  Notwithstanding any other provision to the contrary, upon the effectiveness of this Amendment no further amounts shall be payable under paragraph (c) of the Fee and Pricing Letter.

(b)  Paragraph (i) of the Fee and Pricing Letter is hereby deleted and the term “[reserved]” is inserted in its place.  The provisions of paragraph (j) of the Fee and Pricing Letter shall also no longer apply except for Section 2.7(b)(iv)(A)(b) to the extent such section permits the Borrower with respect to the Term Loans to obtain a release of an asset upon payment in full of the Allocated Term Loan Amount for such asset; provided, however, that any such release shall be made only with the prior consent of the Administrative Agent, other than with respect to 1199 F Street, which shall not require such consent.

SECTION 20.  Claims and Defenses.  The Borrowers and the Guarantors, together with each of their respective successors and assigns, hereby expressly forever waive, release and discharge any and all claims (including, without limitation, cross-claims, counterclaims, rights of setoff and recoupment), causes of actions, demands, suits, costs, expenses and damages (collectively, the “Claims”) each may have or allege to have (and all defenses which may arise out of any of the foregoing) of any nature, description or kind whatsoever, whether known or unknown, whether now or hereafter arising, and whether arising in law or at equity, against the Administrative Agent, any Lender and each of their respective affiliates, equityholders and “controlling persons” (within the meaning of the United States federal securities laws) and their respective successors and assigns and each and all of the employees, directors, officers, attorneys, agents and other representatives of each of the foregoing (collectively, the “Released Parties”), based in whole or in part on facts, whether or not known, up to and including the date of this letter.  The Borrowers and the Guarantors hereby ratify, adopt and confirm the foregoing general release of all Claims against any Released Party which are based in whole or in part on the facts, whether or not now known or unknown, existing on or prior to the date of this Letter.  The Borrowers and the Guarantors confirm that each has consulted with and has been represented by counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above does not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness or validity thereof.  The provisions of this paragraph shall survive the termination of the Credit Agreement and the other Credit Documents and payment in full of all obligations and all other amounts owing thereunder.

SECTION 21.  Withdrawal of Mandatory Prepayment Notice.  On March 23, 2009, the Administrative Agent sent a Notice of Mandatory Prepayment to the Borrowers pursuant to Section 2.7(b)(ii) of the Credit Agreement (“Mandatory Prepayment Notice”) to provide the Borrowers with written notice that, on March 23, 2009, the Administrative Agent had determined that a Deficit existed in the amount of $26,214,285.87 and that the Borrowers were required, within one (1) Business Day following the receipt thereof by the Borrowers of such written notice from the Administrative Agent, to prepay a portion of the outstanding Term Loans by an amount equal to at least $26,214,285.87.  Upon the execution of this Agreement and the satisfaction of each of the Conditions Precedent set forth in Section 16 above, the Mandatory Prepayment Notice is hereby withdrawn by the Administrative Agent and shall be regarded for all purposes by the Administrative Agent and the Credit Parties as if it had never been issued.

SECTION 22.  Conditions Precedent.  This Amendment and its provisions shall become effective on the first date on which all of the following conditions precedent shall have been satisfied (the “Amendment Effective Date”).  On or before the Amendment Effective Date:

(a)           the Administrative Agent shall have received this Amendment, executed and delivered by a duly authorized officer of each of the Borrowers, the Guarantors and the Administrative Agent;

(b)           no Default or Event of Default shall have occurred and be continuing;

(c)           the Borrowers shall provide the Administrative Agent with written evidence acceptable to the Administrative Agent, as determined in its sole and absolute discretion, that final, written comprehensive settlement agreements have been entered into by the guarantors in connection with their currently existing credit relationships with Key Bank and JPMorgan;

(d)           the Credit Parties shall have transferred to the Administrative Agent the Additional Cash Collateral;

(e)           the Credit Parties shall have caused (i) 885 Third Mezz to enter into the CDO LC Guarantee - 885 Third Mezz, and (ii) and 2 Herald Mezz to enter into the CDO LC Guarantee - 2 Herald Mezz;

(f)            the Borrowers shall have paid to the Administrative Agent an amount equal to $225,000 in satisfaction of the expenses due and owing through the date of this Amendment under Section 26 of this Amendment.

(g)           the Borrowers shall have paid the Administrative Agent an amount equal to $100,000, in full satisfaction of all unpaid commitment and appraisal fees which are due and owing to the Administrative Agent through the date of this Amendment; and

(h)           the Borrowers and the Guarantors shall have delivered such legal opinions, UCC-3 amendments, officers certificates and other supporting documents or instruments which the Administrative Agent may reasonably request.

SECTION 23.  Representations and Warranties.  Each Borrower and each Guarantor hereby represents and warrants to the Administrative Agent, as of the date hereof and as of the Amendment Effective Date, that (i) each of the representations and warranties made by the Borrowers and the Guarantors in each Credit Document are true and correct in all material respects as if made on and as of the date of this Amendment; (ii) each Borrower and each Guarantor has performed in all material respects all agreements and satisfied all conditions that the Credit Documents provide shall be performed or satisfied by the Borrowers and Guarantors; and (iii) no Default or Event of Default has occurred and is continuing.

SECTION 24.  Limited Effect.  Except as expressly amended and modified by this Amendment, the Credit Agreement and each of the other Credit Documents shall continue to be, and shall remain, in full force and effect in accordance with their respective terms; provided, however, that upon the Amendment Effective Date, each reference therein and herein to the “Credit Documents” shall be deemed to include, in any event, this Amendment and each reference to the “Credit Agreement” in any of the Credit Documents shall be deemed to be a reference to the Credit Agreement as amended hereby.

SECTION 25.  Counterparts.  This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

SECTION 26.  Expenses.  The Borrowers and the Guarantors agree to pay and reimburse the Lenders and the Administrative Agent for reasonable out-of-pocket costs and expenses incurred by the Lenders and the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, reasonable fees and disbursements of Cadwalader, Wickersham & Taft LLP, counsel to the Lenders and the Administrative Agent.

SECTION 27.  GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWERS:	GRAMERCY WAREHOUSE FUNDING I LLC, a Delaware limited liability company

	By:	Gramercy Investment Trust, a Maryland real estate investment trust, its sole member and manager

		By:	/s/ Robert R. Foley
Name: Robert R. Foley
Title: Chief Operating Officer

GKK TRADING WAREHOUSE I LLC, a Delaware limited liability company

	By:	GKK Trading Corp., its sole member and manager

		By:	/s/ Robert R. Foley
Name: Robert R. Foley
Title: Chief Operating Officer

GUARANTORS:	GRAMERCY CAPITAL CORP., a Maryland corporation

	By:	/s/ Robert R. Foley
Name: Robert R. Foley
Title: Chief Operating Officer

GKK CAPITAL LP, a Delaware limited liability partnership

	By:	Gramercy Capital Corp., a Maryland corporation, its general partner

		By:	/s/ Robert R. Foley
Name: Robert R. Foley
Title: Chief Operating Officer

GRAMERCY INVESTMENT TRUST, a Maryland real estate investment trust

	By:	/s/ Robert R. Foley
Name: Robert R. Foley
Title: Chief Operating Officer

GKK TRADING CORP., a Delaware corporation

	By:	/s/ Robert R. Foley
Name: Robert R. Foley
Title: Chief Operating Officer

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent on behalf of the Lenders

	By:	/s/ Marianne Hickman
Name: Marianne Hickman
Title: Managing Director

100% LENDER AND HEDGE COUNTERPARTY:	WACHOVIA BANK, NATIONAL ASSOCIATION, as 100% Lender and Hedge Counterparty

	By:	/s/ Marianne Hickman
Name: Marianne Hickman
Title: Managing Director

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